 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Vislink Technologies, Inc. on Form S-1 of our report dated April 1, 2019 with respect to our audits of the consolidated financial statements of Vislink Technologies Inc. and Subsidiaries as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

June 28, 2019